DR. RUDOLF MAUER
Gellerstr 24
30175 Hanover, Germany

August 20, 2008

BLACKSTONE LAKE MINERALS INC.
Suite 205, 1480 Gulf Road
Point Roberts, WA 98281

Dear Sirs:

Resignation as Officer and Director

I have read the statements pertaining to my resignation included in the Form 8-K dated August 20, 2008 of Blackstone Lake Minerals Inc. and I agree with the statements contained therein.

Yours truly,

Dr. Rudolf Mauer

Dr. Rudolf Mauer